UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2002
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following consists of Caterpillar Inc.'s Third-Quarter Results released on October 16, 2002. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Caterpillar Inc.

October 16, 2002

FOR IMMEDIATE RELEASE

Caterpillar achieves profit of 61 cents per share and
reaffirms full-year outlook

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) today reported sales and revenues of $5.08 billion and profit of $213 million or 61 cents per share for the third quarter 2002. Through the third quarter of the year, sales and revenues were $14.78 billion and profit was $493 million or $1.42 per share.

Sales and revenues for the quarter were $19 million above third quarter 2001, primarily due to a 2 percent increase in Financial Products revenues. Profit for the third quarter was $8 million higher than last year primarily due to lower income taxes. Profit before tax was down $12 million, as the favorable impact of improved price realization was more than offset by lower volume, particularly in large reciprocating engines and coal mining equipment.

"We have been putting into place the building blocks that will allow us to remain profitable at the bottom of the business cycle. And it is working. There is no doubt we are in an extended downturn and uncertainty about a recovery continues, yet we are delivering a solid profit. Intense focus has resulted in significantly improved machinery and engines cash flow, especially through lower capital expenditures. We have also benefited from cost reduction including lower employment levels while continuing to invest in new technologies," said Chairman and CEO Glen Barton.

Machinery and engine sales overall were about the same as last year. Sales were significantly higher in Asia/Pacific in the third quarter, with very strong growth in China. Sales in Europe, Africa and the Middle East were also higher mainly due to a sharp increase in sales of large engines. These increases offset declines in North America and Latin America. Sharply higher truck and bus engine sales, as well as higher sales in the heavy construction and quarry and aggregates industries offset declines in electric power generation, coal mining and general construction.

"Our outlook for the year remains unchanged. However, near-term political and economic uncertainty could impact our fourth quarter results," continued Barton. "We are performing substantially better than we did during the early nineties. Our strategies are serving us well."

Caterpillar continues to focus on its ongoing strategy for cost reduction and improved cash flow, while investing in critical projects for future growth. For example, the company continues to invest in ACERT technology, which will allow Caterpillar to meet current emission standards while providing a line of sight to achieving future standards for both on-highway and off-highway applications. In all cases the company is leveraging the discipline of 6 Sigma to deliver bottom line benefits.

Outlook

The company still expects sales and revenues for the year to be down slightly with full-year profit down about 15 percent from last year, excluding nonrecurring charges recorded in 2001. However, uncertain near-term political and economic conditions make the remainder of the year more difficult than normal to predict. Our full-year projections include the impact of a sharp drop in on-highway truck engine sales in the fourth quarter of 2002 following artificially strong third quarter truck engine demand caused by truck fleets pre-buying ahead of the October emissions deadline. North American heavy-duty truck manufacturers have experienced a sharp drop in incoming orders that will impact demand for our engines in the fourth quarter. (Complete outlook begins on page 9.)

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

DETAILED ANALYSIS

THIRD QUARTER 2002 COMPARED WITH THIRD QUARTER 2001

Third quarter 2002 sales and revenues were $5.08 billion with profit of $213 million or 61 cents per share. This compares with sales and revenues of $5.06 billion and profit of $205 million or 59 cents per share in third quarter 2001. Profit for the third quarter was $8 million higher than last year due primarily to lower income taxes. Profit before tax was down $12 million, as the favorable impact of improved price realization was more than offset by lower volume, particularly in large reciprocating engines and coal mining equipment.

MACHINERY AND ENGINES
Sales

(Millions of dollars)	Total	North America	EAME *	Latin America	Asia/ Pacific

Third Quarter 2002
Machinery	$2,905	$1,531	$802	$193	$379
Engines **	1,795	873	530	180	212

	$4,700	$2,404	$1,332	$373	$591

Third Quarter 2001
Machinery	$2,979	$1,674	$778	$218	$309
Engines **	1,720	888	452	174	206

	$4,699	$2,562	$1,230	$392	$515

* Europe, Africa & Middle East and Commonwealth of Independent States

** Does not include internal engine transfers of $329 million and $303 million in third quarter 2002 and third quarter 2001, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

Machinery sales were $2.91 billion, a decrease of $74 million or 2 percent from third quarter 2001. Physical sales volume decreased 6 percent from a year ago, and was partially offset by favorable price realization (including the impact of currency) outside North America. Strong sales gains in Asia/Pacific were more than offset by moderately lower sales in North America and Latin America. Sales in EAME were up slightly as the favorable impact of translation of non-U.S. dollar denominated sales offset lower physical volume. Sales in Asia/Pacific benefited from improved mining industry demand and strong retail sales growth in China. In North America, higher sales into the quarry and aggregates industry and flat sales into the heavy construction industry were more than offset by declines into the coal mining, general construction, waste and industrial sectors. Sales in Latin America declined as inventory cutbacks by dealers more than offset higher retail sales.

Engine sales were $1.80 billion, up $75 million from third quarter 2001. Physical sales volume rose slightly, up 3 percent. Moderately higher sales in EAME and slightly higher sales in Asia/Pacific and Latin America more than offset slightly lower sales in North America.

Operating Profit

(Millions of dollars)	Third Quarter 2002	Third Quarter 2001

Machinery	$207	$173
Engines	77	133

	$284	$306

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit increased $34 million, or 20 percent from third quarter 2001 despite a $74 million decrease in sales. The favorable profit impact was primarily due to improved price realization outside North America partially offset by lower physical sales volume of large machines.

Engine operating profit decreased $56 million, or 42 percent from third quarter 2001 primarily due to lower physical volume of large reciprocating engines, adverse mix and manufacturing inefficiencies related to sharp changes in production levels.

Interest expense was $3 million lower than a year ago.

Other income/expense was favorable by $23 million compared to third quarter a year ago mostly due to lower cost of financing trade receivables.

 FINANCIAL PRODUCTS

Revenues for the third quarter were $426 million, up $9 million or 2 percent compared with third quarter 2001. The favorable impact of continued portfolio growth at Caterpillar Financial Services Corporation (Cat Financial) was partially offset by the impact of generally lower interest rates on Cat Financial revenues.

Before tax profit was $96 million, down $16 million or 14 percent from the third quarter a year ago. A larger portfolio at Cat Financial favorably impacted profit, but was more than offset by lower gains on the securitization of receivables.

INCOME TAXES

Third quarter 2002 tax expense reflects an estimated annual tax rate of 28 percent compared to 32 percent a year ago. Third quarter 2002 tax expense also reflects an adjustment resulting from a decrease in the estimated annual tax rate from 30 percent to 28 percent for the first six months of 2002 due to a change in the geographic mix of profits.

 UNCONSOLIDATED AFFILIATED COMPANIES

The company's share of unconsolidated affiliated companies' results decreased $3 million from third quarter a year ago, primarily due to losses at Shin Caterpillar Mitsubishi Ltd.

SUPPLEMENTAL INFORMATION

Dealer Machine Sales to End Users and Deliveries to Dealer Rental Operations

Worldwide dealer sales (including both sales to end users and deliveries to dealer rental operations) were lower compared to third quarter 2001. Gains in Asia/Pacific and Latin America were more than offset by declines in North America and EAME.

Dealer sales in North America were lower compared to third quarter 2001. Sales to the heavy construction industry remain strong at near year-earlier levels. Higher sales to quarry & aggregates and forestry industries were more than offset by declines in mining, general construction, agriculture, waste and industrial sectors.

Dealer sales in EAME declined. Sales increases in heavy construction were more than offset by declines in the mining, general construction, forestry, industrial and waste sectors. Sales to the quarry & aggregates industry remained near year-earlier levels.

In Asia/Pacific, dealer sales increased in the mining, heavy construction and quarry & aggregates sectors. Sales to general construction, forestry and industrial sectors remained near year-earlier levels.

Dealer sales in Latin America increased in the general construction, heavy construction, and industrial sectors. Sales to the mining industry remained near year-earlier levels.

Dealer Inventories of New Machines

Worldwide dealer new machine inventories at the end of the third quarter were lower than a year ago. Inventories declined in North America, EAME and Latin America. Dealer inventory in Asia/Pacific remained near year-earlier levels. Inventories compared to current selling rates were lower than year-earlier levels in all regions.

Engine Sales to End Users and OEMs

Worldwide engine sales to end users and OEMs rose slightly compared to the third quarter of 2001. Sales were slightly higher in all geographic regions with the largest gains in Latin America and EAME.

North American demand for engines used in on-highway applications almost doubled in the third quarter of 2002 compared to a year ago, as major truck manufacturers raised their third quarter production schedules. Overall North American engine sales rose slightly as the higher truck engine sales more than offset sharply lower demand in the electric power and petroleum sectors, which were impacted by weak business investment compared to third quarter 2001.

In EAME, overall sales rose slightly with a sharp increase in demand for larger engines used in petroleum, a moderate increase in overall marine engine sales with particular strength in large engine demand and a slight increase in sales in the industrial sector. Sales of engines used in electric power applications were moderately lower than third quarter 2001.

In Asia/Pacific, sales rose slightly. Sharply higher sales of large engines used in the marine sector more than offset lower sales from electric power, petroleum and industrial sectors.

Sales also rose slightly in Latin America with moderate gains in petroleum primarily associated with strong demand for large engines and a surge in on-highway truck engine demand; these sales gains more than offset lower demand from the electric power and marine sectors.

EMPLOYMENT

The company has reduced employment by 2,076 excluding the impact of acquisitions. At the end of third quarter 2002, Caterpillar's worldwide employment was 70,379 compared with 71,927 one year ago.

LIQUIDITY AND CAPITAL RESOURCES

FREE CASH FLOW

Net free cash flow (operating cash flow adjusted for noncash items, capital expenditures, and dividends) for Machinery and Engines was favorable $100 million for the nine months ended September 30, 2002, an improvement of $175 million compared to the same period a year ago. The unfavorable impact of lower profit was more than offset by lower capital expenditures and lower growth in working capital.

For the Nine Months Ended	Consolidated		Machinery & Engines *		Financial Products
(Millions of dollars)

	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Profit after tax	$493	$638	$493	$638	$145	$170
Depreciation and amortization	910	872	596	636	314	236
Change in working capital;
and other	(43)	(7)	(198)	(328)	(6)	172
Capital expenditures excluding
equipment leased to others	(498)	(686)	(473)	(668)	(25)	(18)
Expenditures for equipment
leased to others, net of disposals	(402)	(344)	43	1	(445)	(345)
Dividends paid	(361)	(354)	(361)	(354)	-	(5)

Net Free Cash Flow	99	119	100	(75)	(17)	210

Other significant cash flow items:
Treasury shares purchased	-	(43)	-	(43)	-	-
Net (increase) decrease in
long-term finance receivables	(676)	(768)	-	-	(676)	(768)
Net increase (decrease) in debt	918	1,051	(100)	134	1,018	917
Investments and acquisitions -
(net of cash acquired)	(290)	(396)	(23)	(109)	(267)	(287)
Other	(6)	(65)	(3)	(10)	13	(71)

Change in cash and short-term
investments	$45	$(102)	$(26)	$(103)	$71	$1

* Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

PENSION FUNDING

ue to continued poor performance of the equity markets, the value of our pension fund assets has declined during 2002. SFAS 87 requires recognition of an Additional Minimum Liability if the market value of plan assets is less than the accumulated benefit obligation at the end of the plan year. Based on quarter-end plan asset values, we would be required to increase the Additional Minimum Liability by approximately $2.8 billion at December 31, 2002. This would result in a decrease in Accumulated Other Comprehensive Income (a component of Shareholders' Equity on the financial position) of approximately $1.8 billion after-tax. These amounts fluctuate and have increased from those disclosed in the second quarter 10-Q as a result of further deterioration in the equity markets. Final determination will only be known at the end of the plan year, which is November 30, 2002. The company has adequate liquidity resources to fund plans, as it deems necessary.

OUTLOOK

Update for Remainder of 2002

Global industrial production moved up about 5 percent in the first six months of 2002, but lost momentum in the third quarter as rising geopolitical uncertainties caused oil prices to move up sharply and world equity prices to decline. Business and consumer confidence, which had moved up sharply in the first half of 2002, moved back down in August and September. Most industrialized markets continued to operate at relatively low levels of capacity utilization and as a result capital goods prices, margins and earnings continued to be under pressure in the third quarter.

In North America, consumption and housing continued at good rates through the third quarter, but corporate earnings are trailing the recovery and resulting cash flow continues to be poor. While overall capital spending started to show signs of stabilizing in the third quarter, the projected improvement in the fourth quarter is from a low base and faces significant headwinds. Industry sales and company sales are estimated to be down moderately.

Overall growth in EAME was weak in the first half and leading indicators also point to some deterioration in momentum at the end of the third quarter. Industry sales are expected to be down moderately and company sales about flat.

In Asia/Pacific (excluding Japan) industry sales and company sales are expected to be up moderately in response to strong regional growth. In Latin America, industry sales and company sales are expected to be down slightly.

For 2002, worldwide industry sales are expected to be down moderately and company sales are estimated to be down slightly. Full-year profit in 2002 is expected to be about 15 percent lower than last year, excluding nonrecurring charges recorded in 2001 for the sale of the Challenger agricultural tractor line, plant closing and consolidations and costs for planned employment reductions. However, uncertain near-term political and economic conditions make the remainder of the year more difficult than normal to predict.

* * *

The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on October 16, 2002. That filing is available from the SEC website at  http://www.sec.gov/cgi-bin/srch-edgar

Caterpillar's latest financial results and current outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.CAT.com/investor

http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Kelly Wojda
Corporate Public Affairs
(309) 675-1307
wojda_kelly_g@CAT.com

Note: Information contained on our website is not incorporated by reference into this release.

Financial Pages Follow

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
(UNAUDITED)

(Dollars in millions except per share data)
			Supplemental Consolidating Data

	Consolidated		Machinery & Engines *		Financial Products

	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Sales and revenues:
Sales of Machinery & Engines	$4,700	$4,699	$4,700	$4,699	$ -	$ -
Revenues of Financial Products	375	357	-	-	426	417

Total sales and revenues	5,075	5,056	4,700	4,699	426	417

Operating costs:
Cost of goods sold	3,690	3,669	3,690	3,669	-	-
Selling, general, and
administrative expenses	646	638	559	557	106	92
Research and development
expenses	167	167	167	167	-	-
Interest expense of
Financial Products	135	161	-	-	140	167
Other operating expenses	108	80	-	-	108	80

Total operating costs	4,746	4,715	4,416	4,393	354	339

Operating Profit	329	341	284	306	72	78

Interest expense excluding
Financial Products	66	69	66	69	-	-
Other income (expense)	20	23	(31)	(54)	24	34

Consolidated profit before taxes	283	295	187	183	96	112

Provision for income taxes	71	94	37	51	34	43

Profit of consolidated companies	212	201	150	132	62	69

Equity in profit of
unconsolidated affiliates	1	4	(1)	2	2	2
Equity in profit of Financial
Products subsidiaries	-	-	64	71	-	-

Profit	$213	$205	$213	$205	$64	$71

EPS of common stock	$0.62	$0.60

EPS of common stock
assuming dilution	$0.61	$0.59

Weighted average shares
outstanding (thousands)
Basic	344,172	343,320
Assuming dilution	346,225	347,519

* Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
 CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE NINE MONTHS ENDED
(UNAUDITED)
 (Dollars in millions except per share data)

			Supplemental Consolidating Data

	Consolidated		Machinery & Engines *		Financial Products

	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Sales and revenues:
Sales of Machinery & Engines	$13,659	$14,292	$13,659	$14,292	$ -	$ -
Revenues of Financial Products	1,116	1,062	-	-	1,247	1,230

Total sales and revenues	14,775	15,354	13,659	14,292	1,247	1,230

Operating costs:
Cost of goods sold	10,751	11,086	10,751	11,086	-	-
Selling, general, and
administrative expenses	1,915	1,914	1,654	1,679	317	267
Research and development
expenses	524	506	524	506	-	-
Interest expense of
Financial Products	393	518	-	-	406	542
Other operating expenses	300	222	-	-	300	222

Total operating costs	13,883	14,246	12,929	13,271	1,023	1,031

Operating Profit	892	1,108	730	1,021	224	199

Interest expense excluding
Financial Products	206	222	206	222	-	-
Other income (expense)	13	46	(44)	(130)	(5)	64

Consolidated profit before taxes	699	932	480	669	219	263

Provision for income taxes	196	297	116	199	80	98

Profit of consolidated companies	503	635	364	470	139	165
Equity in profit of
unconsolidated affiliates	(10)	3	(16)	(2)	6	5
Equity in profit of Financial
Products subsidiaries	-	-	145	170	-	-

Profit	$493	$638	$493	$638	$145	$170

EPS of common stock	$1.43	$1.86

EPS of common stock
- assuming dilution	$1.42	$1.84

Weighted average shares
outstanding (thousands)
Basic	343,905	343,327
Assuming dilution	347,174	347,191

* Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
CONDENSED FINANCIAL POSITION*
 (Millions of dollars)

	Consolidated (Caterpillar Inc. and Subsidiaries)

	Sept. 30, 2002	Dec. 31, 2001	Sept. 30, 2001

Assets
Current assets:
Cash and short-term investments	$445	$400	$232
Receivables - trade and other	2,868	2,592	2,644
Receivables - finance	6,667	5,849	6,187
Deferred and refundable income taxes	441	423	322
Prepaid expenses	1,280	1,211	1,128
Inventories	3,084	2,925	2,922

Total current assets	14,785	13,400	13,435

Property, plant, and equipment - net	6,810	6,603	6,311
Long-term receivables - trade and other	56	55	88
Long-term receivables - finance	6,320	6,267	5,854
Investments in unconsolidated affiliated companies	751	787	787
Deferred income taxes	834	938	979
Intangible assets	304	274	73
Goodwill	1,402	1,397	1,412
Other assets	1,112	936	964

Total Assets	$32,374	$30,657	$29,903

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery & Engines	$65	$219	$241
-- Financial Products	1,956	1,961	988
Accounts payable	2,410	2,123	2,171
Accrued expenses	1,521	1,419	1,248
Accrued wages, salaries, and employee benefits	1,242	1,292	1,396
Dividends payable	-	120	-
Deferred and current income taxes payable	7	11	62
Long-term debt due within one year:
-- Machinery & Engines	267	73	62
-- Financial Products	3,036	3,058	3,172

Total current liabilities	10,504	10,276	9,340

Long-term debt due after one year:
-- Machinery & Engines	3,410	3,492	3,332
-- Financial Products	9,025	7,799	8,367
Liability for post-employment benefits	3,065	3,103	2,491
Deferred income taxes and other liabilities	392	376	496

Total Liabilities	26,396	25,046	24,026

Stockholders' Equity
Common stock	1,035	1,043	1,044
Profit employed in the business	7,785	7,533	7,606
Accumulated other comprehensive income	(170)	(269)	(73)
Treasury stock	(2,672)	(2,696)	(2,700)

Total Stockholders' Equity	5,978	5,611	5,877

Total Liabilities and Stockholders' Equity	$32,374	$30,657	$29,903

* Unaudited except for Consolidated December 31, 2001 amounts. Certain amounts for prior periods have been reclassified to conform with current financial statement presentation.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in our Third-Quarter 2002 Results Release and related prepared statements from the results webcast are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

World Economic Factors
 Our current outlook calls for the continuation of a moderate recovery in the U.S. economy in the fourth quarter of 2002 and in 2003. Our outlook assumes that the events of September 11, 2001 and the resulting impact on the economy were a one-time event and that there will be no further events of this magnitude. If, however, there are other significant shocks or sequence of shocks, financial, economic or acts of war and/or political terror, there could be a more protracted negative impact on consumer spending, housing starts, and capital spending which would negatively impact company results.

After a strong first quarter, followed by more moderate growth in the second and third quarters, U.S. GDP growth is expected to continue at moderate rates in the fourth quarter of 2002 and in 2003. Should recent interest rate and tax reductions fail to sustain growth in the U.S. economy as expected, leading to renewed economic weakness, then sales of machines and engines may be lower than expected in the fourth quarter of 2002 and in 2003. The outlook also projects that economic growth in 2003 is expected to improve in Asia/Pacific, Europe, Africa & Middle East and, more moderately, in Latin America. If, for any reason, these projected growth rates do not occur, sales would likely be lower than anticipated in the affected region. Persistent weakness in the construction sector in Japan is leading to lower machine sales in the Japanese market. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that Europe, the United Kingdom and Canada implement and commit to maintain economic stimulus measures and that the Japanese government remains committed to stimulating their economic recovery with appropriate monetary and fiscal policies. The outlook also assumes that the Brazilian government follows through with promised fiscal and structural reforms; that there is an orderly democratic transition in the upcoming Brazilian elections, and that the Argentina crisis is confined to only Argentina, and does not spill over to negatively impact growth prospects in neighboring countries. If negative spillover effects become amplified, this could result in greater regional economic and financial uncertainty and weaker regional growth. Our outlook also assumes that currency and stock markets remain relatively stable, and that average world oil prices move back down from current levels near $30 per barrel to fluctuate in a range of $20 to $27 a barrel. If commodity and/or currency markets experience a significant increase in volatility, and/or stock markets do not recover, uncertainty would increase, both of which would result in slower economic growth, lower sales and potential impairment of investments. In addition, an eruption of political violence in the Middle East or a war with Iraq could lead to oil supply disruptions and persistent upward pressure on oil prices. In this case business and consumer confidence would fall and inflation pressures would move up leading to slower world economic growth and lower company sales.

The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken company sales.

Commodity Prices
 The outlook for our sales also depends on commodity prices. Our outlook for an improvement in world economic growth in 2003 suggests that industrial metals prices continue to see a recovery. Industrial metal prices improved in the first eight months of 2002, but further gains are required before we see gains in production and a positive impact on equipment sales. As a result, machine sales to the industrial metals industry have been delayed and further delays could happen in the second half of 2002. Oil prices declined, as expected, from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001. We are expecting an average price of $22 to $29 a barrel in 2002 and an average price of $22 to $28 in 2003. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices (oil, oil sands, coal and natural gas) are expected to be down moderately in 2002 and generally up in 2003.

Extended weakness in world economic growth could lead to sharp declines in commodity prices and lower than expected sales to the industrial metals and agriculture sectors.

Monetary and Fiscal Policies
 For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve moved aggressively to reduce interest rates in 2001. Rates were maintained at a low level in 2002, and we expect further modest reductions before the end of 2002. These actions, together with federal tax cuts, are expected to lead to a sustained recovery in U.S. growth in the fourth quarter of 2002 through 2003. In Europe, the European Central Bank reduced interest rates in 2001, and growth in Europe is expected to improve in the second half of 2002. However, recent currency movements leading to a stronger euro may dampen European growth prospects in the second half of 2002 and in 2003 and this would cause machine sales to be lower than expected.

In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for higher year over year U.S. growth in 2002 and 2003. This is expected to lead to a modest improvement in average industry sales levels in the fourth quarter of 2002 and in 2003. If, for whatever reason, there was a setback leading to weak or negative growth in the fourth quarter of 2002 and in 2003 then demand for company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
 Political factors in the U.S. and abroad have a major impact on global companies. In 2001, the U.S. Congress enacted a tax cut with the first reductions effective in the third and fourth quarters of 2001 and with additional benefits in 2002, which is having and should continue to have a positive impact on the U.S. economy. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant political developments in Latin America, Asia, Europe, and Africa/Middle East which are expected to take place in the fourth quarter of 2002 and in 2003 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower company sales. In particular, a recent escalation of political uncertainty in Brazil is contributing to a decline in business confidence and reduced capital investment intentions.

In addition, significant political and economic instability persists in Argentina, Venezuela and the Middle East. Our outlook assumes that the effects of instability in Argentina and Venezuela will be confined to those countries and not spread to other countries in the region. Our outlook also assumes that stability will ultimately be restored in Argentina and Venezuela through democratic means. If, however, the instability persists, worsens or spreads to other countries in the region, it could materially impact company sales into Argentina, Venezuela and other countries in the region. In addition, our outlook assumes that the recent escalation of the conflict in the Middle East does not persist or deteriorate further. The outlook assumes that Middle East tensions will ease over time.

Currency Fluctuations
 Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Further, since the Company's largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

Dealer Practices
 A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that dealer inventories of new machines will be slightly lower at the end of 2002 than at the end of 2001. If dealers reduce inventory levels more than anticipated, company sales will be adversely impacted.

Other Factors
 The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000 and 2001, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment, and the company expects higher highway construction activity in 2002. In the first eight months of 2002 contracts let for highways, streets and bridges were up about 1%. A bill approving federal funding for highways, streets, bridges, airports, etc. in the final quarter of 2002 and in 2003 has been delayed. However, the baseline outlook assumes that a new transportation appropriations bill is passed before the end of 2002 that maintains funding for 2003 close to 2002 levels. If funding is reduced, sales could be negatively impacted in 2003. Furthermore, if infrastructure spending plans are reduced by Federal and/or state governments due to budget constraints, machine sales would be lower in the fourth quarter of 2002 and in 2003 than current projections.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency ("EPA"), the Company is required to meet certain emission standards by October 2002. The Consent Decree provides, however, for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties on those engines. However, EPA is currently in the process of setting new levels for these non-conformance penalties. Our outlook assumes that complying with the Consent Decree, and related volatility in on-highway truck engine demand, will not materially impact our results. If, however, Caterpillar must pay non-conformance penalties and EPA imposes penalty levels higher than anticipated, our profit could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. While our policy is to use interest rate swap agreements to manage our exposure to interest rate changes and lower the costs of borrowed funds, if interest rates move more sharply than anticipated, it could negatively impact our results.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

October 16, 2002	By:	/s/ James B. Buda
James B. Buda, Vice President